EXHIBIT 3.9

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FUELCELL ENERGY, INC.
It is hereby certified that:
1.The name of the corporation is FuelCell Energy, Inc. (the "Corporation").

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph the following:

"FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is as follows:

75,000,000 shares of Common Stock, $.0001 par value (the “Common Stock”); and
250,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).

The classes of capital stock of the Corporation shall have the preferences, voting powers and relative participating, optional or other special rights and qualifications, limitations or restrictions as set forth in this Article Fourth.”

3.The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 18th day of April, 2016.
By: /s/ Michael Bishop
Name:     Michael Bishop
Title: Senior Vice President